REVISED

August 30, 2010
Edward Andrle
15 Meadow Lane North
Minneapolis, MN 55422
Dear Ed,
I am pleased to confirm our offer of employment as Vice President, Business Development & Strategic Planning, reporting directly to Andre-Michel Ballester, Chief Executive Officer, Sorin S.p.A. Your biweekly pay will be $12,807.69 (which equates to $333,000.00 annually). Your hire date is anticipated to be September 6, 2010.
Additional elements of your offer are listed below:

1.	Bonus
You will be eligible to participate in Sorin Group's Management Bonus Plan. Sorin Group's Management Bonus Plan is based upon achievement of personal objectives and key financial measures for Sorin Group. Your target bonus will be 50% of your year-end salary, which will be prorated based on your hire date with the Company. A document detailing the plan will be provided to you upon hire.

2.	Long Term Incentive
You will be eligible to participate in the Second Cycle (2010 – 2012) Long Term Incentive Program under the plan directed at "Key Managers" of Sorin Group, subject to approval by Sorin S.p.A. Shareholders at the next Shareholders Meeting, anticipated to occur in mid September 2010. The number of shares for which you will be eligible, subject to approval, is 110,000. The issuance of shares is contingent upon achieving Sorin Group performance objectives in terms of EBITDA Margin and Net Profit. The number of shares, plan objectives, and rules and conditions of the plan will be communicated to you following the aforementioned approval at the Shareholders Meeting.

3.	Severance Pay
In the event that your employment is terminated for any reason (including change in control of the company or a sale, merger or consolidation of the business) other than for Good Cause, or should you choose to terminate employment for Good Reason, you will be eligible to receive a severance payment equal in amount to twelve (12) months salary at the time of separation from the Company.
Notwithstanding any employee handbooks, memos or any other policies of the Company, Good Cause shall be defined as:

Sorin Group USA, Inc.	Tel.: 303 425-5508	http://www.sorin.com
14401 W. 65th Way	800 221-7943
Arvada, CO 80004-3599	FAX: 303 467-6212
United States of America

August 30, 2010
Having been convicted or pleaded nolo contendere to any crime or offense (other than minor traffic violations or similar offenses), which is likely to have a material adverse impact on the business; or
Proven failure to observe or perform any duties and obligations if that failure continues for a period of thirty (30) business days from the date of your receipt of written notice from the Company specifying the acts or omissions deemed to amount to that failure.
Good Reason shall be defined as: Change in title or significant reduction in compensation, duties, and responsibilities.
Should you choose to terminate employment with the Company without Good Reason, you will be ineligible for severance pay. You agree to provide the Company twelve (12) weeks notification of intent to terminate.
Should the Company revise its severance policy between your hire and termination dates, this agreement will supersede that policy unless this agreement is nullified in writing by you and a Company Official within sixty (60) days of the revised severance policy having been issued.

4.	Travel/Location
You will be expected to travel frequently based on business opportunities and demands. While in Italy, you will be based out of our headquarters in Milan. While in the US, you may spend office time in our Plymouth, Minnesota location. It is expected that you spend on average one (1) week per month in the Plymouth, Minnesota office.

5.	Company Car/Car Allowance
While in Italy, you will be provided a service car in line with business needs and the Company's Car Policy. Separately, while in the US, you will receive a car allowance, the amount of which will be calculated by taking into account your specific geographical location as well as standard costs. This allowance will be calculated and paid by the Company's current US vehicle allowance vendor, Runzheimer. Further details will follow after your hire date.

6.	Housing/Goods & Services
The Company will provide you accommodations while you stay in Italy equivalent to €35,000 annually.

7.	Taxation – US

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You will be responsible to contribute the amount of US wage tax according to general practice. Thus, during your employment, you will not pay more nor less taxes than had you continued living and working in the US full-time (hypothetical taxes). This method is called "Tax Equalization," and it is a benefit provided by the Company under the advisement of its US tax consultants.

August 30, 2010

8.	Taxation – Italy
You may be liable to file an Italian income tax return and pay due taxes. Since you would have already fulfilled your tax obligation via hypothetical taxes withheld from your income, Sorin Group will pay any additional tax payable while resulting from your time in Italy. Such reimbursement may again generate taxable income to you and thus additional income tax payable. In such event, the Company will also reimburse you for this additional income tax. Please carefully note it is likewise your obligation to pay back the Company any balance that our tax specialists deem to be your responsibility. Sorin Group reserves the right to withhold any such amounts otherwise due to you from the Company if not paid by you.

9.	Tax Filing Assistance
The Company will provide you with reasonable assistance of outside professional tax experts in the US and in Italy to assist you in completing and filing your tax returns in both countries for the tax years while you are employed by Sorin Group.

10.	US Benefits
You will be eligible to participate in the Company's current competitive US benefit plans that include health, dental, life and disability insurance, 401(k), and Company paid holidays. Additionally, as a Vice President, you will be eligible for US executive perquisites, including:

◦	Vacation accrual at the rate of four weeks per year,

◦	Eligibility for executive health exams,

◦	Participation in the Executive Deferred Compensation Plan that includes an annual employer contribution of 6% of salary regardless of whether you personally contribute to the plan,

◦	Executive Life and Long Term Disability insurance.
Your employment with the Company is contingent upon completion of a pre-employment drug screening and background check where the results are satisfactory in the sole discretion of the Company. You will be required to sign our Inventions, Confidentiality and Non-Compete Agreement and our Arbitration Agreement prior to employment with Sorin Group USA, Inc. This offer is also contingent on the verification of your eligibility to work in the United States.
You covenant and agree, and your current and continued employment is contingent upon, that by entering into this Agreement and performing the job duties hereunder, you are not and will not be in violation of any agreement or obligation to which you are subject or by which you are bound.
The information in this letter is not intended to constitute a contract of employment, either expressed or implied. Your employment with Sorin Group USA, Inc. is at-will and either you or the Company may terminate the relationship at anytime.

August 30, 2010
Ed, we look forward to you joining Sorin Group as a valued member of our Executive Leadership Team and a critical contributor to our continued success.
Best Regards,

Stephane Bessette
Vice President, Human Resources Worldwide
Certification of Job Offer Acceptance:
I have read and agree to all the conditions expressed in this letter. I further understand that no modification of these conditions will be made by Sorin Group, Inc. or myself unless they are mutually agreed upon, made in writing, and signed by both parties, including by an official of the Company and myself.
I am accepting the offer of employment, and my hire date will be ___________________
__________________________    __________________
Edward Andrle    Date
______________________    __________________
SSN    Date of Birth
Please sign above and return a scanned version of this letter to stephane.bessette@sorin.com.